Exhibit 99.1

                  ERHC Announces Settlement with DRSTP

    HOUSTON--(BUSINESS WIRE)--March 17, 2003--Environmental Remediation Holding Corporation, DBA Chrome Energy Corporation (OTCBB:ERHC), today announced the signing of a Memorandum of Understanding ("MOU") with the Democratic Republic of Sao Tome and Principe ("DRSTP") settling all outstanding disputes.
    ERHC will increase its rights to participate in the Joint Development Zone between Nigeria and DRSTP ("JDZ") from a total of 30% paid working interest in two blocks to a total of 125% working interest spread over six (6) exploration blocks. Additionally, ERHC will not be required to pay signature bonuses on four (4) of the blocks.
    In exchange, ERHC will relinquish its rights to an overriding royalty interest, share of signature bonus and share of profit oil in the JDZ.
    The terms of the MOU are to be finalized in definitive agreements between ERHC, DRSTP and the Joint Development Authority, which will not prejudice ERHC's rights and interests in the Memorandum of Agreement of May 2001. ERHC's rights and interests in DRSTP's Exclusive Economic Zone ("EEZ") will remain unchanged.
    Mr. Chude Mba, president of ERHC, stated, "We are pleased to have reached a settlement that grants ERHC a significant position in a major prospective oil exploration area of the world that paves the way for the commencement of the licensing round in the JDZ".
    The full details of the MOA will be filed shortly with the Securities and Exchange Commission in an 8K filing.

    About ERHC

    Houston-based ERHC is an independent oil and gas company and since 1996 has engaged in the exploration, development, production and sale of crude oil and natural gas properties. ERHC's goal is to maximize its value through profitable growth in oil and gas reserves and production in Sao Tome in central West Africa and to acquire interests in non-producing oil and gas properties, particularly high potential international prospects in known oil producing areas. ERHC's current focus is to exploit its only asset, which is an oil and gas exploration concession in Sao Tome. Sao Tome is an island nation located in the Gulf of Guinea off the coast of central West Africa.
    This press release contains certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Except for historical information contained in this release, these forward-looking statements are subject to risks and uncertainties, including government regulation, competition, capital resources, general economic conditions, and other risks detailed in ERHC's SEC reports. These forward-looking statement can be identified by the use of terminology such as "intends," "may," "will," "should," "could", "expects" and "plans". Forward-looking statements in this release include, the ability of ERHC to exploit its oil and gas exploration concession in Sao Tome and its ability to locate, acquire and develop high potential oil and gas prospects.

    CONTACT: Chrome Energy, Houston
             John Coleman, 713/626-4700